Exhibit 10.1

This Amending and Termination Agreement dated effective as of October 31, 2011 made among:

Micro Express Holdings Inc. and Sterling Group Ventures Inc.
Corporations having a mailing address at
308-1228 Marinaside Cr.
Vancouver, B.C V6Z 2W4

(collectively "Micro Express")

and

Beijing Mianping Salt Lake Research Institute
10-302 No. 2 Building, No. 10 Garden
Minzu University Road South
Haidian District, Beijing 100081

Tibet Sunrise Mining Development Ltd.
A20 Gesanlinka, 131 Jinzhu Road West, Lhasa

(both together collectively "Sunrise")

Whereas Micro Express entered into an Agreement dated September 16, 2005 with Beijing Mianping Salt Lake Research Institute for the development of the Dangxiongcuo (DXC) Salt Lake Project located in Nima County, Tibet ( the " Agreement") and Tibet Sunrise Mining Development Ltd. is actual control person of Beijing Mianping Salt Lake Research Institute, and

Whereas the parties now agree to terminate the Agreement and return any interest in the Agreement delivered to either party. In that respect both parties agree to execute quitclaims of any interest in and to the aforesaid Agreement and interests or assets of the other related thereto as detailed herein.

Now Therefore in consideration of these premises the parties do hereby agree as follows:

1.
Upon receipt of full payment by Micro Express of ten million RMB (10,000,000 RMB) from Sunrise, the Agreement and amendments thereto, if any, shall be deemed to be null and void effective immediately. When Sunrise completes its shareholder's change and increases its registered capital to RMB 100 million Yuan, Sunrise warrants and agrees to pay the aforesaid ten million RMB to Micro Express immediately in exchange of the original receipts in total amount of 6,218,451 Yuan which Micro Express has spent for the DXC project and the receipt of 3,781,549 Yuan from Micro Express.

2.	Each of the parties agrees to execute quitclaims of any interest in and to the Agreement and any amendments thereto when ten million RMB is fully paid to Micro Express.

3.
Should payment of the ten million RMB not be paid within the time limit set out herein and should such default continue for a period of 30 days from the date of payment set out herein, then Sunrise shall be responsible for paying Micro Express accrued interest at a daily rate of 0.3% as a penalty and Sunrise acknowledges and agrees to make such payment upon receipt of demand from Micro Express for said payment. Receipt of any notice by Sunrise from Micro Express will be deemed to have occurred five days after mailing of such demand to Sunrise or two days after couriering such demand to Sunrise or one day after e-mailing or faxing such demand to Sunrise. The termination of the Agreement shall not occur until payment is made. Micro Express has right to claim damages on original agreement and mineral rights related to the project. Micro Express shall take any and all legal action to force payment of any funds owed hereunder by Sunrise to Micro Express.

4.
Upon closing of this agreement and termination of the Agreement, Micro Express shall be free and clear of any liabilities related in any way to the Agreement and shall be held harmless by Sunrise for any and all third party liabilities occasioned by the terms and conditions of the Agreement, third party contracts related thereto and any operations carried out on the DXC project, the subject matter of the Agreement.

5.
This agreement may be signed in counterpart and a facsimile signature will be accepted as an original. In witness whereof the parties hereto have executed this agreement effective as of the date set forth above.

Micro Express Holdings Inc.

Per: /s/ Richard Shao

Tibet Sunrise Mining Development Ltd.

Per: /s/ ling Zheng

Sterling Group Ventures Inc.
Per: /s/ Richard Shao

Beijing Mianping Salt Lake Research Institute

Per: /s/ ling Zheng